Exhibit 10.1

A. O. SMITH CORPORATION

SPECIAL RETENTION AGREEMENT

THIS AGREEMENT (this “Agreement”) by and between A. O. Smith Corporation, a Delaware corporation (the “Company”), and                                  (“Executive”), dated as of the              day of                                 , 20         (the “Effective Date”).

WITNESSETH THAT

WHEREAS, Executive is currently employed by the Company; and

WHEREAS, the Company desires to recognize the past services of Executive to the Company and provide an incentive for Executive to remain in employment with the Company by providing a performance award under the A. O. Smith Incentive Compensation Plan on the terms and conditions described herein.

NOW THEREFORE, it is hereby agreed as follows:

1. Retention Bonus. The Company shall pay Executive the following amounts (the “Retention Award”) on the dates indicated, provided Executive is in the employment of Company or an Affiliate on such date and the Company performance criteria in Section 4 below are met:

Payment Date	Amount

________ ___, 20____	$_________

________ ___, 20____	$_________

For purposes of this Agreement, “Affiliate” means an entity that is part of the Company’s controlled group of corporations or that is under common control with the Company, within the meaning of sections 414(b) or (c) of the Internal Revenue Code of 1986, as amended.

2. Payment in Event of Termination of Employment. If the Executive ceases to be an employee of the Company prior to a Payment Date referenced above, by reason of death or disability (as reasonably determined by the Personnel and Compensation Committee of the Board of Directors (the “Committee”)), the Executive or his beneficiary shall be paid a pro-rated Retention Award based on the time period Executive worked from the Effective Date to the date of death or disability, without regard to the performance criteria in Section 4 below, and will be paid as soon as practicable following the Executive’s death or disability. If the Executive ceases to be an employee of the Company as a result of a “Qualifying Termination,” as that term is defined in the A. O. Smith Corporation Senior Leadership Severance Plan, then this Retention Award shall be paid out on the Payment Dates identified in Section 1 above, on a pro-rated basis based on the time period Executive worked from the Effective Date to the date of the Qualifying Termination, but only if the performance criteria in Section 4 below are met. If the Executive’s employment with the Company shall be terminated prior to the Payment Date for any other reason, then no Retention Award amount shall be payable.

3. Effect of Change in Control. In the event of a “Change in Control” of the Company, as defined in the A. O. Smith Corporation Senior Leadership Severance Plan, then this Retention Award shall immediately vest and be paid out in full.

4. Company Performance. In addition to the employment requirements referenced above, the amounts under this Retention Award shall only be paid if the average of the Company’s annual return on equity (“ROE”) for calendar years covered by each Payment Date is equal to five percent (5%) or more. For the Retention Award payable on                             , the ROE performance period shall be calendar years                  to                 ; for the Retention Award payable on                             , the ROE performance period shall be                  to                  (each, a “Performance Period”). ROE for each calendar year in the Performance Period shall be calculated by dividing the Company’s net earnings for the calendar year by the average monthly stockholder equity during such year. If the average ROE for the Performance Period is less than five percent (5%), then the Retention Award associated with that period shall be forfeited.

5. Beneficiary. The Executive, by completing and signing a “Designation of Beneficiary” shall have the right to designate a beneficiary to receive any payment of this Retention Award remaining unpaid at Executive’s death, all in the manner and to the extent set forth in this Agreement. The designation may be changed at any time by written notice delivered to the Company prior to the date of the Executive’s death. If no Designation of Beneficiary is made, then any amount of this Retention Award remaining unpaid, in whole or in part, at the time of death of the Executive, shall be paid to his legal representative.

6. Retention Award Not Included as Compensation for Certain Purposes. Amounts payable hereunder will not be considered part of Executive’s base salary for purposes of any benefit plan of the Company or any Affiliate, including but not limited to the determination of any amount payable under the Company’s Combined Incentive Compensation Plan (or any successor plan thereto), the Company’s 401(k) plan, the pension restoration plan or the amount of life insurance payable upon the Executive’s death.

7. Forfeiture. So long as any portion of this Retention Award remains unpaid, the Executive’s right to receive such amount shall be forfeited if the Executive at any time during his employment with the Company or its Affiliates shall do any act, or engage directly or indirectly (whether as owner, partner, officer, employee or otherwise) in the operation or management of any business which, in the judgment of the Company, is detrimental to or in competition with the Company or any of its Affiliates.

8. Clawback. The Company may in its sole discretion and as allowed by law recoup amounts paid to the Executive under this Agreement in the event of (a) a financial restatement of the Company’s previously issued financial statements as a result of errors, omission, fraud, or noncompliance with any financial reporting requirement under the securities laws, or (b) any conduct by Executive, or concerning which Executive has direct knowledge, that is materially adverse to the Company (such conduct to include conduct that in the reasonable opinion of the Company: (i) warrants or could warrant the Executive’s dismissal; or (ii) is a violation of the Company’s Guiding Principles, or any law, regulation or listing standard (collectively, “Violation”), whether or not such Violation results in criminal prosecution or sanctions against Executive or the Company, and whether or not the Company learns of such Violation before or after the Executive’s termination of employment). In such circumstances, the Committee shall review the facts and circumstances underlying the restatement or Violation. After this review, if it is determined that a Retention Award amount was based on the achievement of certain financial results that were the subject of a restatement, or that the Violation subjected the Company to financial, reputational or other harm, the Committee may, in its discretion, require the Executive to reimburse the Company for all or a portion of any Award actually paid to the Executive. In each such instance, the Company may seek to recover (to the extent paid) the amount by which the Executive’s Retention Award amount exceeded the lower amount, if any, that would have been made based on the restated financial results or the amount that, in the Company’s sole discretion, the Company was harmed by such Violation. However, the Company will not seek such recovery where the payment occurred more than three years prior to the date the Company is required to prepare the applicable restatement. The Company will determine, in its sole discretion (but subject to the direction of the Committee), the method for obtaining reimbursement from the Executive. The Company may recoup amounts paid in respect of a Retention Award regardless of whether the Executive is still employed by the Company or an affiliate on the date reimbursement is required. Recoupment of amounts paid in respect of a Retention Award does not limit any other remedies that the Company may have.

9.	Miscellaneous.

a. This Agreement is not and shall not be construed as an employment contract. Nothing in this Agreement is or shall be construed as an agreement or understanding, express or implied, that the Company will employ the Executive in any particular position, for any particular period of time or at any particular compensation or benefit rate. Employee acknowledges that his employment with the Company is “at-will”.

b. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between such parties with respect to the subject matter hereof.

c. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin, without reference to principles of conflict of laws. Executive stipulates that any dispute or disagreement between the parties as to the interpretation of any provision of, or the performance of obligations under, this Agreement shall be commenced and prosecuted in its entirety in, and Executive consents to the exclusive jurisdiction and proper venue of, the state and federal courts located within the State of Wisconsin, and Executive consents to personal and subject matter jurisdiction and venue in such courts and waives and relinquishes all right to attack the suitability or convenience of such venue or forum by reason of his present or future domiciles, or by any other reason.

d. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

e. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If a court of competent jurisdiction determines that the provisions of this Agreement are illegal or excessively broad, then this Agreement shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such illegal or overbroad provisions shall be deemed, without further action on the part of any person or entity, to be modified, amended and/or limited to the extent necessary to render the same valid and enforceable in such jurisdiction.

f. Notwithstanding any other provisions of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that the Company believes are required to be withheld by applicable laws or regulations.

g. Any party’s failure to insist upon strict compliance with any provisions of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

h. The rights and benefits of Executive under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void.

i. This Agreement may be executed in counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

A. O. SMITH CORPORATION

By:
Name:
Title:

AGREED TO:

Name: